Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

GCT Semiconductor Holding, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,983,334 (3)	$ 4.53	$ 18,044,503.02	0.00014760	$ 2,663.37
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	600,000 (4)	$ 4.53	$ 2,718,000	0.00014760	$ 401.18
	Total Offering Amounts					$ 20,762,503.02		$ 3,064.55
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$ 3,064.55

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered of issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)	The proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Common Stock on June 3, 2024, as reported on the New York Stock Exchange, under the symbol “GCTS”, which is within five business days of the filing of this Registration Statement on Form S-8.
(3)	Represents shares of Common Stock issuable under the Registrant’s GCT Semiconductor Holding, Inc. 2024 Omnibus Incentive Compensation Plan.
(4)	Represents shares of Common Stock issuable under the Registrant’s GCT Semiconductor Holding, Inc. 2024 Employee Stock Purchase Plan.